Exhibit 10.16

Form Spinco Option In Respect of MSG Options

OPTION AGREEMENT

Dear [Participant Name]:

Pursuant to Madison Square Garden Sports Corp.’s 2015 Employee Stock Plan, on [●] (the “Grant Date”), you were granted options to purchase shares of Madison Square Garden Sports Corp. (formerly known as The Madison Square Garden Company) (“MSG Sports”) Class A Common Stock. In conjunction with the spin-off of Madison Square Garden Entertainment Corp. (formerly known as MSG Entertainment Spinco, Inc.) (the “Company”) from MSG Sports on ________________ (the “Distribution Date”), and pursuant to the Company’s 2020 Employee Stock Plan (the “Plan”), you are receiving the award described in this Option Agreement (the “Agreement”) of nonqualified stock options (the “Options”) to purchase _______ shares of the Company’s Class A common stock (the “Class A Common Stock”) at a price of $_______ per share.

Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan. The Options are granted subject to the terms and conditions set forth below:

1. Vesting. Your Options will vest and become exercisable in accordance with Appendix 1, provided, that you have remained in the continuous employ of the MSG Sports Group or the MSG Entertainment Group (each as defined below) from the Grant Date through the applicable vesting date(s).

For purposes of this Agreement, the “MSG Sports Group” means MSG Sports and any of its Subsidiaries. The “MSG Entertainment Group” means the Company and any of its Subsidiaries.

For purposes of this Agreement, if you are employed by the MSG Entertainment Group, your “Employer” means the Company; if you are employed by the MSG Sports Group, your “Employer” means MSG Sports; and if you are employed by both the MSG Sports Group and the MSG Entertainment Group, your “Employer” shall mean MSG Sports.

2. Exercise. You may exercise the Options that become vested and exercisable by following such procedures as established by the Company, specifying the number of shares of Class A Common Stock as to which the Options are being exercised (the “Exercise Notice”). Unless the Compensation Committee of the Board of Directors of the Company (the “Committee”) chooses to settle such exercise in cash, shares of Class A Common Stock, or a combination thereof pursuant to Paragraph 3, you will be required to deliver to the Company, or such person as the Company may designate, within such time period as the Company may require, payment in full of the exercise price and any taxes due on account of such exercise.

3. Option Spread. Upon receipt of the Exercise Notice, the Committee may elect, in lieu of issuing shares of Class A Common Stock, to settle the exercise covered by such notice by paying you an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one (1) share of Class A Common Stock on the date of exercise over the per share exercise price of the Options (the “Option Spread”) by (ii) the number of shares of Class A Common Stock specified in the Exercise Notice. The amount payable to you in these circumstances may be paid by the Company either in cash or in shares of Class A Common Stock having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Company shall determine. Class A Common Stock used to pay the Option Spread pursuant to this Paragraph 3 will be valued at the Fair Market Value as of the day the Exercise Notice is received by the Company.

4. Expiration. The Options will terminate automatically and without further notice on ___________, or at any of the following dates, if earlier:

(A) with respect to those Options which are then unexercisable, the date upon which you are no longer employed by the MSG Sports Group or the MSG Entertainment Group, unless as a result of your death, in which case, subject to execution and non-revocation of a release of claims if required pursuant to the terms of an applicable employment agreement between you and your Employer, all of your Options granted under this Agreement shall become immediately exercisable;

(B) with respect to those Options which are then exercisable, (1) in the event of a termination of your employment by your Employer without Cause (other than due to your Disability) or your resignation of employment from your Employer (other than due to Retirement, in which case the Options will remain exercisable until _______), ninety (90) days following the date upon which you are no longer employed or (2) in the event of your death or a termination of your employment with your Employer due to Disability, the first anniversary of your death or the date upon which you are no longer employed by your Employer, as applicable; or

(C) with respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with your Employer is terminated for Cause.

5. Definitions. For purposes of this Agreement:

(A) “Cause” means, as determined by the compensation committee of your Employer, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your Employer, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

(B) “Disability” means your inability to perform for six (6) continuous months substantially all the essential duties of your occupation, as determined by the compensation committee of your Employer.

(C) “Retirement” means the voluntary termination by you of your employment with your Employer at such time as (i) you have attained at least the age of fifty-five (55) and (ii) you have been employed by the MSG Entertainment Group and/or the MSG Sports Group for at least five (5) years in the aggregate, provided that your Employer may nevertheless decide, in its sole discretion, not to treat your termination of employment as a

“Retirement” hereunder. Treatment of your termination of employment as a “Retirement” hereunder shall be further subject to your execution (and the effectiveness) of a “retirement agreement” to your Employer’s satisfaction, including, without limitation (to the extent desired by your Employer), non-compete, non-disparagement, non-solicitation, confidentiality and further cooperation obligations/restrictions on you as well as a general release by you of the MSG Entertainment Group and the MSG Sports Group. The above definition of “Retirement” is solely for purposes of this Agreement and shall not, in any way, create or imply any obligations of the MSG Entertainment Group or the MSG Sports Group (under any other agreement or otherwise) with respect to any such termination of your employment.

6. Change of Control/Going Private Transaction. As set forth in Appendix 2 attached hereto, the Options may be affected in the event of a MSG Entertainment Change of Control or a going private transaction with respect to the Company or a MSG Sports Change of Control or going private transaction (each as defined in Appendix 2 attached hereto).

7. Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of exercising the Options and receiving shares of Class A Common Stock and cash. You hereby represent to the MSG Sports Group and the MSG Entertainment Group that you are relying solely on such advisors and not on any statements or representations of the MSG Entertainment Group or the MSG Sports Group, any of their respective Affiliates or any of their respective agents. If, in connection with the exercise of the Options, your Employer is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.

8. Section 409A. It is the intent that payments under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payment or benefit under this Agreement is determined by your Employer to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by your Employer), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death).

9. Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Options, other than to the extent provided in the Plan.

10. Non-Qualification as ISO. The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422A of the Code.

11. Securities Law Acknowledgments. You hereby acknowledge and confirm to the MSG Entertainment Group and the MSG Sports Group that (i) you are aware that the shares of Class A Common Stock are publicly-traded securities and (ii) the shares of Class A Common Stock issuable upon exercise of the Options may not be sold or otherwise transferred unless such sale or transfer is registered under the Securities Act of 1933, as amended, and the securities laws of any applicable state or other jurisdiction, or is exempt from such registration.

12. Governing Law. This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York.

13. Jurisdiction and Venue. You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

14. Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary of the Company.

15. The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

16. Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

17. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 6 and Appendix 2 of this Agreement are deemed to be “terms of an Award Agreement expressly referring to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

18. Options Subject to the Plan. The Options granted by this Agreement are subject to the Plan.

19. Entire Agreement. Except for any employment agreement between you and the MSG Entertainment Group and/or the MSG Sports Group in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced, provided that such modification, renewal or replacement shall not extend the time any Options may be exercised beyond the time provided herein or in such original employment agreement), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the Options covered hereby and supersede all prior understandings and agreements. In the event of a conflict among the documents with respect to the terms and conditions of the Options covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.

20. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

21. Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same, any similar or any dissimilar term or condition at the same or at any prior or subsequent time.

22. Severability. The terms or conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

23. Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be considered in agreement that all shares of Class A Common Stock and cash received upon each exercise of the Options shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the MSG Sports Group or the MSG Entertainment Group as applicable. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares of Class A Common Stock and cash will be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the MSG Sports Group or the MSG Entertainment Group as applicable.

24. No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the MSG Entertainment Group or the MSG Sports Group, or derogate from the right of the MSG Entertainment Group or the MSG Sports Group, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.

25. Subsidiaries. For purposes of this Agreement, “Subsidiaries” shall mean any entities that are controlled, directly or indirectly, by the Company or MSG Sports as applicable, or in which the Company or MSG Sports as applicable owns, directly or indirectly, more than 50% of the equity interests.

26. Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

27. Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Distribution Date.

28. Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

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MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

APPENDIX 1

TO

OPTION AGREEMENT

APPENDIX 2

TO

OPTION AGREEMENT

1. In the event of a “MSG Entertainment Change of Control” or a “going private transaction” with respect to the Company, as defined below, your entitlement to exercise the Options shall be as follows:

a. If the Company or the “MSG Entertainment Surviving Entity,” as defined below, has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the [New York Stock Exchange] or any other stock exchange, the Committee shall, to the extent that the Options have not been exercised and have not expired (the “Outstanding Options”), no later than the effective date of the transaction which results in a MSG Entertainment Change of Control or going private transaction with respect to the Company, either (i) convert your rights in the Outstanding Options into a right to receive an amount of cash equal to (a) the number of common shares subject or relating to the Outstanding Options multiplied by (b) the excess of (x) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable, over (y) the exercise price of the shares subject or relating to the Outstanding Options, or (ii) arrange to have the MSG Entertainment Surviving Entity grant to you in substitution for your Outstanding Options an award of options for shares of common stock (or partnership units) of the MSG Entertainment Surviving Entity on the same terms with a value equivalent to the Outstanding Options and which will, in the good faith determination of the Committee, provide you with an equivalent profit potential, as determined in a manner compliant with Section 409A.

b. If the Company or the MSG Entertainment Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the [New York Stock Exchange] or any other stock exchange, the Committee shall convert your rights in the Outstanding Options into a right to receive an amount of cash equal to the amount calculated as per Paragraph 1(a)(i) above.

c. The cash award provided in Section 1(a)(i) or 1(b) shall become payable to you, and the substitute options of the MSG Entertainment Surviving Entity provided in Section 1(a)(ii) will become exercisable (1) with respect to the Outstanding Options that were not exercisable on the effective date of the MSG Entertainment Change of Control or going private transaction with respect to the Company, as the case may be, at the earlier of (a) the date on which the Outstanding Options would otherwise have become exercisable hereunder had they continued in effect or (b) if, immediately prior to termination you were an employee of the MSG Entertainment Group, the date on which your employment with the MSG Entertainment Group or the MSG Entertainment Surviving Entity is terminated (i) by the Company, one of its Subsidiaries or the MSG Entertainment Surviving Entity other than for Cause, if such termination occurs within three (3) years of the MSG Entertainment Change of Control or going private transaction with respect to the Company, (ii) by you for “good reason,” as defined below, if such termination occurs within three (3) years of the MSG Entertainment Change of Control or going private transaction with respect to the Company or (iii) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the MSG Entertainment Change of Control or going private transaction with respect to the Company; provided that clause (iii) herein shall not apply in the event that your rights in the Outstanding Options are converted into a right to receive an amount of cash in accordance with Section 1(a)(i), or (2) with respect to the Outstanding Options that were exercisable on the effective date of the MSG Entertainment Change of Control or going private transaction with respect to the Company, the substitute options shall become exercisable immediately and the cash awards shall become payable promptly. The amount payable in cash shall be payable together with interest from the effective date of the MSG Entertainment Change of Control or going private transaction with respect to the Company until the date of payment at (a) the weighted average cost of capital of the Company immediately prior to the effectiveness of the MSG Entertainment Change of Control or going private transaction with respect to the Company, or (b) if the Company (or the MSG Entertainment Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement.

For the avoidance of doubt, any Options that are “underwater” as of a MSG Entertainment Change of Control or going private transaction with respect to the Company (i.e., the exercise price equals or exceeds the “offer price per share,” the “acquisition price per share” or the “merger price per share,” as applicable), may be cancelled for no consideration as of the consummation of the MSG Entertainment Change of Control or going private transaction with respect to the Company.

2. In the event of a “MSG Sports Change of Control” or a “going private transaction” with respect to MSG Sports, as defined below, and if immediately prior to such MSG Sports Change of Control or going private transaction with respect to MSG Sports you were an employee of the MSG Sports Group, your entitlement to exercise the Options shall be as follows:

Your Outstanding Options shall become exercisable at the earlier of (a) the date on which the Outstanding Options would otherwise have become exercisable hereunder, (b) the date of your death, or (c) the date on which your employment with the MSG Sports Group or the MSG Sports Surviving Entity is terminated (i) by MSG, one of its Subsidiaries or the MSG Sports Surviving Entity other than for Cause, if such termination occurs within three (3) years of the MSG Sports Change of Control or going private transaction with respect to MSG Sports, (ii) by you for “good reason,” if such termination occurs within three (3) years of the MSG Sports Change of Control or going private transaction with respect to MSG Sports, or (iii) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the MSG Sports Change of Control or going private transaction with respect to MSG Sports.

3. As used herein,

“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the MSG Entertainment Change of Control or going private transaction with respect to the Company, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such MSG Entertainment Change of Control or going private transaction with respect to the Company.

“Going private transaction” means a transaction involving the purchase of Company or MSG Sports, as applicable securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.

“Good reason” means

(i) without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Distribution Date) at any time after or within ninety (90) days prior to a MSG Entertainment Change of Control or MSG Sports Change of Control, as applicable, including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company or MSG Sports, as applicable), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;

(ii) any failure by your Employer to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by your Employer, promptly after receipt of notice thereof given by you;

(iii) your Employer’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or

(iv) with respect to the Company only, any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Paragraph 1, if applicable.

“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a MSG Entertainment Change of Control or going private transaction with respect to the Company (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such MSG Entertainment Change of Control or going private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.

“MSG Entertainment Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of the Company’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the [New York Stock Exchange] or any other stock exchange, then such parent entity shall be deemed to be the MSG Entertainment Surviving Entity provided that if there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s assets shall be deemed to be the MSG Entertainment Surviving Entity.

“MSG Sports Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of MSG’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the [New York Stock Exchange] or any other stock exchange, then such parent entity shall be deemed to be the MSG Sports Surviving Entity provided that if there shall be more than one such parent entity, the parent entity closest to ownership of MSG Sports’ assets shall be deemed to be the MSG Sports Surviving Entity.

“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a MSG Entertainment Change of Control or going private transaction with respect to the Company (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of a MSG Entertainment Change of Control or going private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.

“MSG Entertainment Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“MSG Sports Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by MSG, of the power to direct the management of MSG or substantially all its assets (as constituted immediately prior to such transaction or transactions).